Cecil Bancorp, Inc.

P.O. Box 568 – Elkton, Maryland 21922-0568

Dear Stockholder:        August 10, 2006

 Cecil Bancorp, Inc. (Nasdaq: CECB) is excited about our continued steady growth. Our total assets increased 25% from $233,589,000 as of June 30, 2005 to $293,839,000 as of June 30, 2006, which is over a $60 million increase. We also posted record net income of $627,000 for the second quarter and a total of $1,179,000 for the first six months of 2006.

On May 23, 2006, the Board of Directors of Cecil Bancorp, Inc. declared a cash dividend on the Company’s outstanding shares of common stock. We enclose a check in payment of the cash dividend in the amount of $.05 per share payable on August 10, 2006 to stockholders of record at the close of business on July 27, 2006.

We would like to take this opportunity to encourage you to take advantage of the Dividend Reinvestment Plan. You must have a minimum of fifty shares of Cecil Bancorp, Inc. stock in order to enroll. If you would like more information please give Jennifer Carr a call at (410) 398-1650 and she would be happy to assist you.

As always, we thank you for your continued support and look forward to serve the stockholders of Cecil Bancorp, Inc.

Sincerely,

Mary Beyer Halsey     Charles F. Sposato

President and CEO     Chairman of the Board